Exhibit 99.1

Great Basin Scientific Announces Completion of Restructuring of Convertible Notes

Exchanged notes have fixed-price conversion of $3.00 per share, premium of 245% to the closing price on April 13, 2017;

Derivative liability eliminated

Salt Lake City, April 17, 2017 – Great Basin Scientific, Inc. (OTCQB: GBSND), a molecular diagnostics company, announced today that it has improved the terms and completed the exchange of securities with the holders of its 2016 Senior Secured Convertible notes and Series F Preferred stock into Series A Senior Secured Convertible Notes (the “Series A Notes”). The Company also improved the terms and exchanged its Series B Senior Secured Convertible Notes into new Series B Senior Secured Convertible Notes (the “Series B Notes”). The Series A Notes and Series B Notes have a fixed conversion price of $3.00 per share, which represents a conversion price premium of 245% above the closing price of $0.87 per share of the Company’s common stock on Thursday, April 13, 2017, and a maturity date of April 17, 2020. The conversion price of the notes is permanently fixed, with no future price resets, and noteholders are restricted from converting their notes into common stock for six months from the date of the note exchange.

In conjunction with the foregoing exchange, the noteholders also agreed to reduce the size of the Series B Notes, and the associated restricted cash, from $16.2 million to $6.2 million, further reducing the Company’s outstanding liabilities by $10.0 million.

“We are pleased that our noteholders have agreed to substantially simplify our convertible securities,” said Jeff Rona, chief financial officer of Great Basin Scientific. “Eliminating the potential price resets and permanently setting the conversion price on the A Notes at a price three times the existing floor price significantly reduces the number of shares issuable upon conversion of the notes. It also eliminates our derivative liability, which caused us to have negative stockholder equity and was a key contributor to our delisting from Nasdaq last year. We believe these changes will provide a more easily understandable capital structure where investors may better evaluate the value of our common stock and should enable the Company to attract more conventional debt and more effectively pursue other strategic initiatives to fund its growth.”

The Series A Notes are effective immediately and replace all 2016 senior convertible notes and Series F Preferred Shares, which are now extinguished. As of the date of the note exchange, the Company has 1,570,892, shares of common stock issued and outstanding.

“Finalizing this exchange on such favorable terms is a significant step forward for Great Basin and its shareholders,” said Ryan Ashton, co-founder and chief executive officer of Great Basin.  “With our capital structure substantially improved, we look forward to executing on our growth plan for 2017. With five assays in our menu and a sixth test awaiting clearance from the FDA, we are seeing strong demand for the Great Basin system from our target market of small to medium hospitals who need a powerful, cost-effective and easy to use molecular system to provide better care for their patients.”

On April 17, 2017, Great Basin Scientific filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission describing the transaction documents for this financial restructuring transaction (the “Current Report”) and has attached those transaction documents as exhibits to the Current Report. Investors and shareholders are encouraged to review the Current Report in its entirety, including its exhibits. The information in this press release is qualified in its entirety by the contents of the Current Report, including its exhibits.

NOTE: Great Basin’s Scientific’s stock trades under the temporary symbol GBSND.

About Great Basin Scientific

Great Basin Scientific is a molecular diagnostics company that commercializes breakthrough chip-based technologies. The company is dedicated to the development of simple, yet powerful, sample-to-result technology and products that provide fast, multiple-pathogen diagnoses of infectious diseases. The company’s vision is to make molecular diagnostic testing so simple and cost-effective that every patient will be tested for every serious infection, reducing misdiagnoses, and significantly limiting the spread of infectious disease. More information can be found on the company’s website at www.gbscience.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect future operating results and financial position, including but not limited to statements regarding the expected benefits of the note restructuring that are outside the Company’s control, such as investor sentiment toward Great Basin and its common stock and the Company’s access to investment capital in the future, upon which the Company’s continued operations depend. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include the Company’s limited operating history and history of losses; its ability to develop and commercialize new products and the timing of commercialization; its ability to obtain sufficient capital to continue as a going concern and implement its business plan; and other risks set forth in filings with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. These forward-looking statements speak only as of the date hereof, and Great Basin Scientific specifically disclaims any obligation to update these forward-looking statements, except as required by law.

Contact:

Betsy Hartman, Great Basin Scientific, Inc.

385.215.3372

ir@gbscience.com

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